Effective at Closing
EXHIBIT 10.15

PINNACLE FINANCIAL PARTNERS, INC.

DIRECTOR STOCK OWNERSHIP GUIDELINES

I.    Purpose

The Pinnacle Financial Partners, Inc. (“Pinnacle”) Director Stock Ownership Guidelines have been adopted to align the interests of directors with the interests of shareholders and to promote Pinnacle’s commitment to corporate governance.

II.    Participation

Pinnacle’s Director Stock Ownership Guidelines apply to all directors of Pinnacle.

III.    Determination of Guidelines

Pinnacle’s Director Stock Ownership Guidelines are determined as a multiple of the director’s annual retainer and then converted to a fixed number of shares. Guidelines for each director are established as follows:

•The director’s annual retainer is multiplied by the appropriate multiple:

Multiple of        Grace Period
Title        Annual Retainer    to Attain Shares

Director    5 times retainer        5 years (1 times retainer
within 3 years)

•That product is divided by the average closing common stock price of Pinnacle during the fourth quarter, as reported by the New York Stock Exchange.

IV.    Compliance with Guidelines

Directors must own the required number of shares of Pinnacle common stock within the time frames set forth in the table above. The “grace period” begins on the date a director is first elected to the Pinnacle Board of Directors. The ownership guidelines will be recalculated at the beginning of each calendar year using the annual retainer in effect at the beginning of the calendar year and the average Pinnacle closing price for the previous calendar year. Any subsequent change in annual retainer of the directors or the value of Pinnacle shares will not affect the ownership guidelines for the remainder of that calendar year.

V.    Counting Shares Owned

The number of shares of common stock reported on a director’s SEC Report on Form 4 will be deemed to be the number of shares owned by a director for purposes of these guidelines; provided, however, that unvested performance-based awards and unexercised stock options shall be excluded. The Synovus General Counsel’s Office will monitor the Form 4 filings of directors and notify the Chair of the Corporate Governance Committee if any director is not in compliance with these guidelines.

VI.    Hardship

There may be instances in which the Stock Ownership Guidelines would place a severe hardship on a director or prevent the director from complying with a court order, such as in the case of a divorce settlement. It is expected that these instances will be rare. In these instances, the director must submit a request in writing to the Chair of the Corporate Governance and Nominating Committee that summarizes the circumstances and describes the extent to which an exemption from the Stock Ownership Guidelines is being requested. The Chair of the Corporate Governance Committee will review the request with the Committee which will make the final decision. If the request is granted in whole or in part, the Corporate Governance and Nominating Committee will, in consultation with the director, develop an alternative stock ownership plan that reflects both the intention of these Director Stock Ownership Guidelines and the director’s individual circumstances.